Exhibit 99.1

Invitae Announces $73.5 Million Private Placement Offering to Fuel Strategic Growth

Opportunities and Reports Preliminary Second Quarter Financial Results

— Increasing momentum in Invitae’s business combined with offering proceeds position company to execute on near-term acquisition opportunities —

— Preliminary second quarter results demonstrate strong volume, revenue growth —

— Management raising guidance on 2017 volume to 120,000-130,000 samples —

SAN FRANCISCO, July 31, 2017 – Invitae Corporation (NYSE: NVTA), one of the fastest growing genetic information companies, has entered into a definitive agreement to sell $73.5 million of Invitae stock in a private placement. The private placement is being led by existing investors with significant participation from multiple new investors. The placement is expected to provide Invitae with added resources and flexibility as it builds a comprehensive offering to accelerate the use of genetic information in mainstream medical care.

Net proceeds are intended to support general corporate purposes, and additionally, to support acceleration of Invitae’s strategic growth plan, which includes actively pursuing acquisitions that can provide access to new markets, expansion of the company’s test menu, and contribute positively to cash flow after two to three quarters.

Cowen and Company, LLC and Leerink Partners LLC are acting as joint placement agents for the transaction.

“Our strong balance sheet, ongoing volume and revenue growth position us well to accelerate our progress toward becoming the leading provider of genetic information services,” said Sean George, chief executive officer of Invitae. “Invitae has built a robust genetic information platform designed to tackle the complex challenges in medical interpretation, investing in tools that are precise, customized and scalable. With this infrastructure fueling continued growth across all categories of our adult inherited testing, we can begin opportunistically expanding our platform content and services through new industry partnerships and strategic acquisitions.”

Building on Strength of Growing Business: Preliminary Second Quarter 2017 Results

Invitae continued to see strong growth and increased momentum in its core testing business in the second quarter of 2017. As anticipated, revenue ramp has begun to outpace volume growth as covered lives increased to over 200 million and managed care contracts signed in 2016 become operational. Preliminary results are as follows:

•	Generated revenue of $14.3 in the second quarter of 2017, a 39% increase over the first quarter of 2017 revenue of $10.3 million and a 157% increase over the second quarter of 2016 revenue of $5.6 million.

•	Accessioned more than 30,400 samples in the second quarter of 2017, representing a 17% increase over the first quarter of 2017 and 139% increase over the second quarter of 2016.

•	Reduced cost of goods sold (COGS) per sample accessioned from $500 in the second quarter of 2016 to below $345 in the second quarter of 2017. Total cost of goods sold totaled $10.5 million in the second quarter of 2017, compared to $6.5 million in the second quarter of 2016.

•	Significantly increased gross profit to approximately $3.1 million in the second quarter of 2017, up from $0.4 million in the first quarter of 2017 and compared to a negative gross profit of $0.9 million in the second quarter of 2016.

Total operating expenses for the second quarter of 2017, excluding cost of test revenue, were $31.9 million compared to $23.9 million in the second quarter of 2016. Second quarter operating expenses included $8.9 million in non-cash expenses, including equity compensation and depreciation. For the second quarter of 2017, Invitae reported a net loss of $28.6 million, or a $0.66 loss per share, compared to a net loss of $24.8 million in the second quarter of 2016, or a $0.77 loss per share.

As of June 30, 2017, Invitae’s cash, cash equivalents, restricted cash, and marketable securities totaled $80.4 million, reflecting a decrease in cash burn of over $2 million compared to the first quarter of 2017.

Private Placement

Under the agreement, the investors will purchase an aggregate of 8,647,058 shares of common stock and convertible preferred stock at a purchase price of $8.50 per share. The preferred stock, which is a common stock equivalent but non-voting and with a blocker on conversion into common stock if the holder would exceed a specified threshold of voting security ownership, will be issued to certain existing stockholders. The private placement is expected to close on or about August 3, 2017, subject to the satisfaction of customary closing conditions.

The securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from such registration requirements. Invitae has agreed to file one or more registration statements with the Securities and Exchange Commission covering the resale of the shares of common stock, and common stock underlying the convertible preferred stock, sold in the private placement, as well as other shares of common stock previously held by certain investors participating in the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Invitae

Invitae Corporation (NYSE: NVTA) is one of the fastest growing genetic information companies in the United States. Invitae’s mission is to bring comprehensive genetic information into mainstream medical practice to improve the quality of healthcare for billions of people. Invitae’s goal is to aggregate the world’s genetic tests into a single service with higher quality, faster turnaround time, and lower prices.

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company’s expectations regarding preliminary second quarter 2017 results and full year 2017 volume guidance; the anticipated gross proceeds and uses of proceeds from the proposed offering; the expected closing date of the proposed offering; the company’s business strategy, including its acquisition growth strategy; and the company’s plans to accelerate its progress toward becoming the leading provider of genetic information services. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks related to whether the company will be able to satisfy the conditions required to close the private placement; the ability of the company to execute its strategy, including its acquisition strategy; the completion of the company’s quarterly review process and publication of final second quarter 2017 results; the company’s ability to compete; the company’s failure to manage growth effectively; the company’s ability to develop and commercialize new tests and expand into new markets; risks associated with the company’s limited experience with respect to acquisitions; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017. These forward-looking statements speak only as of the date hereof, and Invitae Corporation disclaims any obligation to update these forward-looking statements.

NOTE: Invitae and the Invitae logo are trademarks of Invitae Corporation. All other trademarks and service marks are the property of their respective owners.

Source: Invitae Corporation

Contact:

Kate McNeil

ir@invitae.com

347-204-4226

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